UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 15, 2006

MEDIA SCIENCES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16053	87-0475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Allerman Road, Oakland, New Jersey    07436
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code:  (201) 677-9311

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 15, 2006, Kevan D. Bloomgren, age 44, joined Media Sciences International, Inc. in the position of Chief Financial Officer.

From 2004 to March 10, 2006, Mr. Bloomgren was Chief Financial Officer for Rapid Solutions Group, a digital communications company located in Melville, New York. From 1997 to 2004, he was Managing Partner of Crown Investment Management, LLC, a financial services company located in Sparta, New Jersey. From 1992 to 1996, he was Vice President and Chief Financial Officer of Satellite Paging, a telecommunications company located in Fairfield, New Jersey. In 1983, Mr. Bloomgren graduated cum laude from University of Denver with a B.S. degree in Business Administration, Accounting, and in 1988, he received a MBA in Finance from The Wharton School, University of Pennsylvania. Mr. Bloomgren is a member of American Institute of CPAs.

Mr. Bloomgren is not a director of other reporting companies, is not associated with another director by family relationships, and has not during the past five years been: involved in a bankruptcy petition or a pending criminal proceeding; convicted in a criminal proceeding excluding traffic and minor offenses; subject to any order, judgment, or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Mr. Bloomgren’s employment is on at at-will basis. Mr. Bloomgren receives a base salary at the rate of $160,000 per year, and received a signing bonus of $25,000. We granted Mr. Bloomgren 50,000 shares of unregistered common stock and stock options to purchase 50,000 shares of our common stock, exercisable for ten years at $3.91 per share, in each case subject to vesting annually over a five year period from March 15, 2006 at the rate of 20% per year. Mr. Bloomgren is entitled to four weeks of vacation per year worked, a life insurance policy in the amount of $1 million, and to participate in our company employee benefits plans.

For our fiscal year ending June 30, 2006, Mr. Bloomgren will be entitled to a cash bonus based on performance goals tied to our earnings per share (“EPS Bonus”). The EPS Bonus is to be paid if the Company’s earnings per share equals or exceeds a minimum level established by our Compensation Committee. If the minimum level is not achieved, no EPS Bonus will be paid. If the minimum level is achieved or exceeded, the amount of the EPS Bonus will based upon the level of earnings per share achieved by the Company. Assuming the minimum threshold is achieved and up to 100% achievement, the potential EPS bonus for Mr. Bloomgren is in the range of $3,200 to $16,000. If the Company achieves an earnings per share that is greater than the 100% of the targeted goal, the EPS Bonus payable will be greater, depending on the earnings per share achieved. Mr. Bloomgren will be entitled to a cash bonus in future fiscal years of up to 40% of his base compensation, based 50% upon achievement of individuals goals and 50% on EPS targets set by the Compensation Committee.

In the event of termination of employment by the Company for reasons other than cause, we agreed to accelerate all non-vested stock options and grants, and we agreed to reimburse Mr. Bloomgren for certain tax payments paid under an IRS 83(b) election for the securities granted on March 15, 2006, limited to the taxes paid on the unvested stock grants.

On February 21, 2006, Mr. Bloomgren purchased 40,000 shares of our common stock, at $3 a share, in a private transaction with Richard L. Scott, a shareholder of the Company.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA SCIENCES INTERNATIONAL, INC.

Date: March 16, 2006	By: /s/ Michael W. Levin Michael W. Levin, President

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